Exhibit (d)(3)

April 21, 2015

CONFIDENTIAL

KDR Holding, Inc.

c/o Francisco Partners IV, L.P.

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Re:	Equity Commitment

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of April 21, 2015 (as it may be amended from time-to-time, the “Merger Agreement”), by and among KDR Holding, Inc., a Delaware corporation (“Parent”), KDR Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and Procera Networks, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this equity commitment letter (this “Commitment Letter”) shall have the meanings ascribed to such terms in the Merger Agreement. As used herein, the terms “Parent” and “Purchaser” shall include any entity to which Parent or Purchaser, as applicable, shall assign their respective rights, interests and obligations under the Merger Agreement in accordance with Section 8.8 thereof.

In consideration of, and as a material inducement to the Company entering into the Merger Agreement and performing its obligations thereunder, each of Francisco Partners IV, L.P., a Cayman Island exempted limited partnership (“FP IV”), and Francisco Partners IV-A, L.P., a Cayman Island exempted limited partnership (“FP IV-A” and, together with FP IV, the “FP Parties”, and each, individually, an “FP Party”), severally and not jointly (based on their respective Pro Rata Portions (as defined below)), hereby irrevocably commit to contribute, or cause to be contributed, to Parent (and the FP Parties will cause Parent to accept), at or prior to the Closing, an aggregate amount in cash equal to such FP Party’s Pro Rata Portion of Two Hundred Forty Million Five Hundred Eighty-Four Thousand Two Hundred Eighty-Seven Dollars ($240,584,287), solely for the purpose of enabling Parent and Purchaser to fulfill their respective payment obligations under Article 1 and Article 2 of the Merger Agreement, and to pay their respective related fees and expenses (the “Capital”). The amount of the Capital hereunder may be reduced, on a dollar-for-dollar basis, solely to the extent that Parent and Purchaser have available cash-on-hand reserved exclusively by Parent and Purchaser to meet their payment obligations under Article 1 and Article 2 of the Merger Agreement, and to pay their respective related fees and expenses. The “Pro Rata Portion” for FP IV shall be 66.61%, and the “Pro Rata Portion” for FP IV-A shall be 33.39%.

The obligation of each FP Party to effect the contributions contemplated herein shall be subject to the satisfaction, or waiver by Parent and Purchaser, of all the Offer Conditions. For the avoidance of doubt, the FP Parties shall have no liability pursuant to this Commitment Letter in the event any of the Offer Conditions are not satisfied.

Each FP Party hereby represents, warrants and covenants, severally and not jointly, that (a) as of the date hereof it has, and as of the Closing Date it will have, uncalled capital commitments at least equal to such FP Party’s Pro Rata Portion of the Capital, and that all capital commitments necessary to fulfill its obligations under this Commitment Letter shall be available to it for so long as this Commitment Letter shall remain in effect in accordance with the terms hereof, (b) to the extent (if any) that its governing documents limit the amount it may commit to any one investment, its Commitment (defined below) is less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of such governing documents, (c) it has the requisite limited partnership power and authority to enter into and deliver this Commitment Letter and to perform its obligations hereunder, and the performance of such obligations do not contravene, conflict with or result in any violation of any provision of such FP Party’s charter, partnership agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment, or contractual restriction applicable to or binding on such FP Party or its assets, (d) the execution, delivery and performance of this Commitment Letter by such FP Party have been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of such FP Party are necessary therefor and (e) this Commitment Letter has been duly executed and delivered and constitutes the legal, valid and binding commitment of such FP Party to provide such FP Party’s Pro Rata Portion of the Capital as set forth above, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity. Each FP Party acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this paragraph in entering into the Merger Agreement.

Each FP Party reserves the right to cause any portion of its obligations to provide such FP Party’s Pro Rata Portion of the Capital hereunder (such FP Party’s “Commitment”) to be fulfilled by causing one or more of its Affiliates, other investors or lenders to actually fund all or any portion of the investment (whether debt or equity) in Parent required by this Commitment Letter, and upon the actual funding of such portion of such FP Party’s Commitment, such FP Party’s remaining Commitment hereunder shall be correspondingly reduced (if not already reduced in accordance with and subject to the terms of the second paragraph hereof) to the extent Parent actually applies the proceeds of such investment to the Capital; provided, however, that no such action shall relieve any such FP Party of its Commitment or obligations under this Commitment Letter.

Each FP Party’s obligations to fund such FP Party’s Commitment will expire on the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with the terms thereof, (ii) if the funding in full by the FP Parties (or their respective permitted assigns) of their respective Commitments pursuant hereto, the consummation of the Closing, (iii) the date on which any claim is brought under, or Legal Proceeding is initiated against any FP Party or any Affiliate thereof in connection with, this letter other than claims against the FP Parties to specifically enforce this Commitment Letter, and claims against Parent and Purchase to specifically enforce the Merger Agreement, each pursuant to the terms and conditions thereof and (iv) the one (1) month anniversary of the Outside Date; provided, however, that with respect to clause (iv) if the Company has initiated a Proceeding (as defined below) seeking specific performance against Parent and Purchaser under the Merger Agreement or against the FP Parties hereunder, then the Commitment shall not expire and shall remain in place (in each case, subject to clauses (i) through (iii) hereof), until the earlier of (x) an order of the court in such Proceeding granting or denying such request for specific performance is issued, or (y) 120 days after the Outside Date.

The FP Parties acknowledge that the FP Parties furnishing this Commitment Letter to Parent is a material inducement to the Company entering into the Merger Agreement and, as such, this Commitment Letter shall be enforceable by the Company on behalf of Parent against each of the FP Parties as an intended third party beneficiary, and the FP Parties irrevocably waive any and all defenses to the enforceability of the Company’s status and rights as a third party beneficiary hereunder. Except as provided in the foregoing, this Commitment Letter shall be binding solely on, and inure solely to the benefit of, the Company, Parent and the FP Parties and their respective successors and permitted assigns, and this Commitment Letter may not be amended or otherwise modified without prior written consent of the Company, Parent and the FP Parties. Nothing set forth in this Commitment Letter shall be construed to confer upon or give to any Person other than the FP Parties, Parent, the Company and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations to fund the Commitment or any provisions of this Commitment Letter. Neither the Company’s nor Parent’s creditors shall have the right to enforce this Commitment Letter or to cause Parent or the Company, on behalf of Parent, to enforce this Commitment Letter.

Notwithstanding anything that may be expressed or implied in this Commitment Letter, Parent, by its acceptance of the benefits of the Commitments, covenants, agrees and acknowledges that no Person other than the FP Parties and their respective successors and permitted assigns shall have any obligation hereunder and that, notwithstanding that the FP Parties or any of their respective successors or permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any Related Party (as defined below) of any FP Party (or of any successor or permitted assign of any FP Party) or any Related Party of such Related Parties , whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party of any FP Party (or of any successor or permitted assign of any FP Party) or any Related Party of such Related Parties , as such, for any obligations of the FP Parties or any of their respective successors or permitted assigns under this Commitment Letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation. For purposes of this Commitment Letter, the terms “Related Party” and “Related Parties” means, with respect to any Person, any and all former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers and stockholders of such Person. Notwithstanding the foregoing or anything to the contrary herein, (i) “Related Party” and “Related Parties” shall not include the FP Parties, Parent, Purchaser, or any of their respective successors and permitted assigns and (ii) nothing in this paragraph shall limit, or be construed to limit, the obligations of the FP Parties or Parent under this Commitment Letter or the obligations of the FP Parties under the Limited Guarantee.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

The FP Parties and Parent agree that irreparable damage would occur in the event that any of the provisions of this Commitment Letter were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. Further the parties hereto agree and acknowledge that money damages, even if available, would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that the Company, as the intended third party beneficiary of this Commitment Letter, and Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Commitment Letter by either FP Party or Parent and to enforce specifically the terms and provisions of this Commitment Letter (and, for the avoidance of doubt, the Company shall have the right to enforce this Commitment Letter directly against the FP Parties in the Company’s own name irrespective of whether Parent pursues injunction, specific performance or any other equitable relief). Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including, without limitation, the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The rights to specific performance and injunction contained herein shall be in addition to any other remedy at Law or equity permitted hereunder. Notwithstanding anything in this Commitment Letter to the contrary, nothing in this Commitment Letter shall limit or impair the Company’s rights under the Merger Agreement.

Concurrently with the execution and delivery of this Commitment Letter, each of the FP Parties is executing and delivering to the Company a Limited Guarantee, dated as of the date hereof (the “Limited Guarantee”), in favor of the Company in respect of Parent’s and Purchaser’s obligations under the Merger Agreement and the transactions contemplated thereunder.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY (EACH, A “PROCEEDING”). Each party to this Commitment Letter certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Commitment Letter by, among other things, the mutual waivers and certifications in this paragraph.

All actions and proceedings arising out of or relating to this Commitment Letter or any of the transactions contemplated hereby shall be heard and determined in a state court located in the Court of Chancery of the State of Delaware, and the parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding, and (ii) agree (A) to the extent each such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as each such party’s agent for acceptance of legal process, and (B) that, to the fullest extent permitted by applicable law, service of process may also be made on each such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (ii) (A) or (B) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon each such party personally within the State of Delaware. Without limiting the foregoing, each FP Party irrevocably appoints Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 as its agent for service of process for purposes of any action or proceeding brought by or on behalf of Parent in connection with this Agreement and the transactions contemplated hereby. The consent to jurisdiction set forth in this paragraph shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

In any action at law or suit in equity to enforce this Commitment Letter or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

The provisions of this Commitment Letter shall be deemed several and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision hereof. Any such provision deemed invalid or unenforceable shall be interpreted as would be enforceable.

This Commitment Letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. No Commitment set forth herein shall be assigned by Parent without each of the FP Parties’ and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the FP Parties and the Company, respectively, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The obligations of the FP Parties under this Commitment Letter may not be assigned in any manner except as expressly set forth herein. Any assignment or transfer in violation of this paragraph shall be null and void.

[Signature page follows]

Sincerely,

FRANCISCO PARTNERS IV, L.P. a Cayman Island exempted limited partnership

By:	FRANCISCO PARTNERS GP IV, L.P.
its General Partner

By:	FRANCISCO PARTNERS GP IV
MANAGEMENT LIMITED
its General Partner

By:	/s/ Andrew Kowal
	Name:	Andrew Kowal
	Title:	Managing Director

FRANCISCO PARTNERS IV-A, L.P. a Cayman Island exempted limited partnership

By:	FRANCISCO PARTNERS GP IV, L.P.
its General Partner

By:	FRANCISCO PARTNERS GP IV
MANAGEMENT LIMITED
its General Partner

By:	/s/ Andrew Kowal
	Name:	Andrew Kowal
	Title:	Managing Director

Accepted and Agreed to as of the date first above written.

KDR HOLDING, INC.

By:	/s/ Brian Decker
	Name:	Brian Decker
	Title:	Secretary